TREDEGAR REPORTS THIRD-QUARTER 2018 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--11/8/2018--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported third-quarter financial results for the period ended September 30, 2018.
The Company recognized a net loss of $34.2 million ($1.03 per share) in the third quarter of 2018 compared with net income of $8.3 million ($0.25 per share) in the third quarter of 2017. Results for the third quarter of 2018 included a goodwill impairment loss for the Personal Care component of PE Films ($38.2 million after taxes or $1.15 per share).  Net income from ongoing operations, which excludes special items, was $8.6 million ($0.26 per share) in the third quarter of 2018 compared with $9.4 million ($0.28 per share) in the third quarter of 2017. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and nine months ended September 30, 2018 and 2017, is provided in Note (a) of the Notes to the Financial Tables in this press release.

Third Quarter Financial Results Highlights

•	Operating profit from ongoing operations for PE Films of $4.1 million was $7.1 million lower than the third quarter of 2017

•	Operating profit from ongoing operations for Flexible Packaging Films was $3.6 million, which was favorable by $4.7 million versus the operating loss in the third quarter of 2017

•	Operating profit from ongoing operations for Bonnell Aluminum of $11.7 million was $0.9 million lower than the third quarter of 2017

John Gottwald, Tredegar’s president and chief executive officer, said, “Tredegar has provided disclosures over the past three years related to significant risks of lost business in the Personal Care and Surface Protection business units of our PE Films segment, and both of these exposures have become clearer this quarter. We anticipate pre-tax operating profit in 2019 to be impacted by $21 million or more. Furthermore, Personal Care’s goodwill of $47 million has been written off. Both business units have increased R&D and capital spending to develop new customers and products. It is premature to forecast the impact of these efforts.”
OPERATIONS REVIEW
PE Films
PE Films is composed of personal care materials, surface protection films, polyethylene overwrap films and films for other markets. A summary of third-quarter and year-to-date operating results from ongoing operations for PE Films, which does not include the goodwill impairment discussed in the Customer Product Transitions in Personal Care and Surface Protection section, is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	September 30,			September 30,
	2018	2017		2018	2017
Sales volume (lbs)	29,597	34,701	(14.7)%	94,519	103,923	(9.0)%
Net sales	$76,470	$89,723	(14.8)%	$252,177	$265,773	(5.1)%
Operating profit from ongoing operations	$4,145	$11,251	(63.2)%	$26,857	$30,965	(13.3)%
Third-Quarter 2018 Results vs. Third-Quarter 2017 Results
Net sales (sales less freight) in the third quarter of 2018 decreased by $13.3 million versus 2017 primarily due to lower volume in Personal Care and Surface Protection. The volume decline in Personal Care was primarily related to lower demand for topsheet. Volume for elastics and acquisition distribution layer materials increased year-over-year.

Net sales in Surface Protection declined in the third quarter of 2018 versus 2017 (which had particularly strong sales) primarily due to lower volume that the Company believes was due to customer inventory corrections and the previously disclosed customer product transitions to alternative processes or materials, as further discussed in the Customer Product Transitions in Personal Care and Surface Protection section.
Operating profit from ongoing operations in the third quarter of 2018 decreased by $7.1 million versus the third quarter of 2017 primarily due to:

•
Lower contribution to profits from surface protection films, primarily due to lower net sales as noted above ($1.9 million, of which $0.3 million, the Company estimates, is related to customer product transitions), a sales return reserve for a quality claim ($2.4 million) and related higher production costs ($0.9 million), higher freight costs ($0.5 million) and higher research and development spending ($0.6 million);

•
Lower contribution to profits from personal care films, primarily due to lower volume as noted above, net of a favorable product mix ($2.2 million), partially offset by improved pricing on certain products ($0.7 million), and net favorable impact from the change in U.S. Dollar value of currencies for operations outside of the U.S. ($0.1 million); and

•	Realized cost savings associated with the North American consolidation of our PE Films manufacturing facilities completed in 2017 ($0.5 million).
In June 2018, the Company announced plans to close its facility in Shanghai, China, which primarily produces topsheet films used as components for personal care products.  Production is expected to cease at this plant during the fourth quarter of 2018, and net annual cash savings from consolidating operations is projected at $1.7 million. Additional information on costs associated with exit and disposal activities (currently estimated at $7.1 million) and other details are available in Note (b) in the Notes to the Financial Tables in this press release and in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 (“Form 10-Q”).
Customer Product Transitions in Personal Care and Surface Protection
During October 2018, the Personal Care component of PE Films completed negotiations with its customer regarding a previously disclosed significant product transition. The total annual sales that will be adversely impacted by this product transition is approximately $70 million. During 2019, the Company expects sales for the product of $30 to $35 million with the potential for no sales thereafter. Any actions that the Company takes to reduce fixed costs to partially mitigate the decline in variable contribution that will accompany the decline in sales will depend on the level of success that Personal Care has with replacing the lost business with new products. The adverse operating profit impact of the estimated $35 to $40 million decline in sales in 2019 is not clear, although the Company believes that it will be in excess of $10 million.
Personal Care has increased its R&D spending, reaching an amount in 2017 approximately $5 million higher than in 2014. R&D spending in 2018 is expected to be at approximately the same level as 2017. Personal Care is also investing capital and is accelerating sales and marketing efforts to capture growth and diversify its customer base and product offerings in personal care products.
Because of the significance of the customer transition discussed above, the Company performed a goodwill impairment analysis of the Personal Care component of PE Films using projections under various business planning scenarios. The impairment analysis concluded that the value of Personal Care was less than the carrying value of underlying working capital and long-lived net assets. Accordingly, the goodwill associated with Personal Care of $47 million ($38.2 million after deferred income tax benefits) was written off during the third quarter of 2018.
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation process and then discarded.

The Company previously reported the risk that a portion of its film used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. The Company anticipates that the customer product transitions will be fully implemented by the fourth quarter of 2019. The Company estimates that the adverse operating profit impact of surface protection transitions in the third quarter of 2018 was $0.3 million. When fully implemented, the Company estimates that the annualized adverse impact on future operating profit from this customer shift will be approximately $11 million. The Company is aggressively pursuing new surface protection products, applications and customers.
Year-To-Date 2018 Results vs. Year-To-Date 2017 Results
Net sales in the first nine months of 2018 decreased by $13.6 million versus 2017 primarily due to lower topsheet volume in Personal Care and lower volume in Surface Protection in the third quarter.
Operating profit from ongoing operations in the first nine months of 2018 decreased by $4.1 million versus the first nine months of 2017 primarily due to:

•
Lower contribution to profits from surface protection films, primarily due to reserves for sales returns for quality claims ($3.6 million) and related higher production costs ($0.8 million), an inventory write-down and higher fixed costs ($0.8 million), higher research and development spending ($0.5 million), and higher freight costs ($0.5 million), partially offset by improved mix ($2.2 million);

•
Lower contribution to profits from personal care films, primarily due to lower volume in topsheet and other products ($5.6 million), partially offset by improved pricing on certain products ($2.0 million), net favorable impact from the change in U.S. Dollar value of currencies for operations outside of the U.S. ($1.0 million) and lower fixed and sales, general and administrative costs ($0.3 million); and

•	Realized cost savings associated with the previously announced project to consolidate domestic manufacturing facilities in PE Films ($2.3 million).
Capital Expenditures, Depreciation & Amortization
Capital expenditures in PE Films were $13.5 million in the first nine months of 2018 compared to $12.9 million in the first nine months of 2017. Capital expenditures are projected to be $26 million in 2018, including: $15 million of a total $25 million expected for North American capacity expansion for elastics products in Personal Care; new capacity for next generation products in Surface Protection ($3 million); and approximately $8 million for routine capital expenditures required to support operations. Depreciation expense was $11.7 million in the first nine months of 2018 and $10.7 million in the first nine months of 2017. Depreciation expense is projected to be $16 million in 2018.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of third quarter and year-to-date operating results from ongoing operations for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	September 30,			September 30,
	2018	2017		2018	2017
Sales volume (lbs)	27,258	21,640	26.0%	74,276	65,668	13.1%
Net sales	$33,725	$26,628	26.7%	$90,466	$79,925	13.2%
Operating profit (loss) from ongoing operations	$3,609	$(1,074)	NA	$6,617	$(3,392)	NA

Third-Quarter 2018 Results vs. Third-Quarter 2017 Results
Net sales increased in the third quarter of 2018 compared with the third quarter of 2017 due to higher shipments resulting from improved demand and increased selling prices associated with the pass-through of higher resin costs. The higher sales volume was associated with increased production capacity for Terphane’s Brazilian operations resulting from the re-start of a previously idled production line in mid-June 2018.
Terphane’s operating results from ongoing operations in the third quarter of 2018 increased by $4.7 million versus the third quarter of 2017 primarily due to:

•	Significantly lower depreciation and amortization of $2.2 million resulting from the $101 million non-cash asset impairment loss recognized in the fourth quarter of 2017;

•	A benefit of $3.3 million from higher volume, partially offset by an unfavorable mix and higher resin costs ($2.0 million);

•
Favorable foreign currency translation of Real-denominated operating costs ($1.7 million), which was offset by a $0.8 million loss on foreign currency forward contracts that partially hedged Real-denominated operating costs; and

•	Benefit from lower net foreign currency transaction losses of $0.2 million (losses of $0.1 million in 2018 versus losses of $0.3 million in 2017).
Terphane’s quarterly financial results have been volatile, and the Company expects continued uncertainty and volatility until industry capacity utilization and the competitive dynamics in Latin America improve.
Year-To-Date 2018 Results vs. Year-To-Date 2017 Results
Net sales and volume increased in the first nine months of 2018 compared with the first nine months of 2017 due to higher demand and increased production capacity resulting from the re-start of a previously idled production line in the second quarter of 2018.
Terphane’s operating results from ongoing operations in the first nine months of 2018 increased by $10.0 million versus the first nine months of 2017 primarily due to:

•	Significantly lower depreciation and amortization of $6.7 million resulting from the $101 million non-cash asset impairment loss recognized in the fourth quarter of 2017;

•	A benefit from higher volume and pricing ($4.6 million) and tax incentives and an insurance recovery ($1.1 million), partially offset by higher resin costs ($4.0 million); and

•
A benefit of $2.8 million primarily from favorable foreign currency translation of Real-denominated operating costs, which was offset by a $1.2 million loss on foreign currency forward contracts that partially hedged Real-denominated operating costs.

Capital Expenditures, Depreciation & Amortization
Capital expenditures in Terphane were $2.3 million in the first nine months of 2018 compared to $2.3 million in the first nine months of 2017. Terphane currently estimates that total capital expenditures in 2018 will be $5 million, including approximately $1 million to re-start the idled production line referenced above and $4 million for routine capital expenditures required to support operations. Depreciation expense was $0.6 million in the first nine months of 2018 and $5.5 million in the first nine months of 2017. Depreciation expense is projected to be $1.0 million in 2018. Amortization expense was $0.3 million in the first nine months of 2018 and $2.2 million in the first nine months of 2017, and is projected to be $0.5 million in 2018. Aggregate depreciation and amortization expense is projected at $1.5 million in 2018, down significantly from $10.5 million in 2017 due to the write-down of Terphane’s long-lived assets during the fourth quarter of 2017.
Aluminum Extrusions
Aluminum Extrusions, which includes Bonnell Aluminum and its operating divisions, AACOA and Futura, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for the following markets:

building and construction, automotive, and specialty, which consists of consumer durables, machinery and equipment, electrical and distribution end-use products.
A summary of third-quarter and year-to-date results from ongoing operations for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	September 30,			September 30,
	2018	2017		2018	2017
Sales volume (lbs) *	56,632	52,008	8.9%	139,096	132,598	4.9%
Net sales	$147,661	$122,149	20.9%	$420,455	$344,956	21.9%
Operating profit from ongoing operations	$11,730	$12,601	(6.9)%	$35,086	$34,201	2.6%
* Sales volume for the nine months ended September 30, 2018 and 2017 excludes sales volume associated with Futura Industries Corporation (“Futura”), acquired on February 15, 2017.
Third-Quarter 2018 Results vs. Third-Quarter 2017 Results
Net sales in the third quarter of 2018 increased versus 2017 primarily due to an increase in average selling prices from the pass-through to customers of higher market-driven raw material costs and higher sales volume.
Sales volume in the third quarter of 2018 increased by 8.9% versus 2017 due to higher volume in all of Bonnell’s primary markets. Higher average net selling prices, primarily attributed to an increase in aluminum market prices, had a favorable impact on net sales of $14.7 million, and higher volume improved net sales by $10.9 million. Bonnell Aluminum’s average capacity utilization was in excess of 90% due to the increased demand. Bookings and backlog remain strong.
Operating profit from ongoing operations in the third quarter of 2018 decreased by $0.9 million in comparison to the third quarter of 2017, as higher sales volume ($0.9 million), favorable mix ($1.3 million) and lower healthcare costs ($0.8 million) were more than offset by additional operating costs, including employee-related expenses ($1.1 million), higher supplies and dies ($1.6 million), and higher freight ($0.6 million). These higher operating costs were also partially the result of continued inefficiencies at Bonnell’s Niles, Michigan facility.
On March 8, 2018, the U.S. imposed tariffs of 10% on aluminum ingot and semi-finished aluminum imported into the U.S. from certain countries, including countries from which Bonnell Aluminum has historically sourced aluminum supplies. On April 6, 2018, the U.S. announced sanctions on certain Russian individuals and on companies controlled by those individuals, including United Company RUSAL Plc, Russia’s largest aluminum producer and a substantial supplier of primary aluminum to the U.S. market.  Collectively, these events have resulted in a significant increase in the cost of aluminum ingot used by Bonnell Aluminum to make its products.  The average U.S. Midwest Transaction price, the benchmark price for P1020 high-grade aluminum ingot delivered, averaged $1.14 per pound in the third quarter of 2018, up $0.15 from $0.99 per pound in the third quarter of 2017.  This price peaked at $1.35 per pound on certain days in the second quarter of 2018.  In 2017, aluminum raw materials comprised 43% of Bonnell Aluminum’s average selling price when the U.S. Midwest Transaction price averaged $0.98 per pound.  For the vast majority of its business, Bonnell Aluminum expects to be able to pass through higher aluminum costs to customers.  However, sustained higher costs for aluminum extrusions could result in reduced demand and product substitutions in place of aluminum extrusions, which could materially and negatively affect Bonnell Aluminum’s business and results of operations. In addition, continued sanctions on RUSAL Plc could result in aluminum billet supply shortages in the U.S. aluminum extrusion market, although Bonnell does not currently anticipate any impact of such potential shortages on its access to aluminum.

Year-To-Date 2018 Results vs. Year-To-Date 2017 Results
Net sales in the first nine months of 2018 increased versus 2017 primarily due to the addition of Futura and higher volume. Futura contributed $74.5 million of net sales in the first nine months of 2018 versus $49.8 million for the 7½ months owned during the first nine months of 2017 (acquired on February 15, 2017). Excluding the impact of Futura, the increase in net sales was the result of higher sales volume ($14.5 million) and an increase in average selling prices primarily due to the pass-through to customers of higher market-driven raw material costs and improved mix ($36.3 million).
Volume on an organic basis (which excludes the impact of the Futura acquisition) in the first nine months of 2018 increased by 4.9% versus 2017 due to higher volume in all of Bonnell’s primary markets.
Operating profit from ongoing operations in the first nine months of 2018 increased by $1.0 million in comparison to the first nine months of 2017. Excluding the favorable profit impact of Futura ($1.5 million), operating profit from ongoing operations decreased $0.5 million, primarily due to:

•
Increased operating costs, including freight, employee-related expenses, maintenance and supplies and higher depreciation ($10.0 million), partially offset by higher volume ($2.0 million), favorable mix ($7.3 million) and lower healthcare costs ($0.3 million); and

•
The Company estimates that operating profit from ongoing operations for the nine months ended September 30, 2018, would have been higher by $2.5 million, if not for the continued inefficiencies associated with the new extrusion line at the Niles, Michigan plant.

Capital Expenditures, Depreciation & Amortization
Capital expenditures in Bonnell Aluminum were $8.9 million in the first nine months of 2018 (including $2.4 million associated with Futura), compared to $21.9 million in the first nine months of 2017. Capital expenditures in 2017 included the extrusions capacity expansion project at the facility in Niles, Michigan. Capital expenditures are projected to be $15 million in 2018, including approximately $7 million for infrastructure upgrades and expanded fabrication and machining capabilities, and approximately $8 million for routine items required to support operations. Depreciation expense was $9.9 million in the first nine months of 2018 compared to $8.7 million in the first nine months of 2017, and is projected to be $13 million in 2018. Amortization expense was $2.7 million in the first nine months of 2018 and $2.2 million in the first nine months of 2017, and is projected to be $4 million in 2018.
Corporate Expenses, Interest, Taxes & Other
Pension expense was $7.8 million in the first nine months of 2018, versus $7.6 million in the first nine months of 2017. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $10.4 million in 2018. Corporate expenses, net, increased in the first nine months of 2018 versus 2017 primarily due to higher stock-based employee benefit costs and professional fees for services rendered early in the first quarter of 2018 associated with the Terphane non-cash asset impairment loss that was recognized in the fourth quarter of 2017.
Interest expense was $4.5 million in the first nine months of 2018 in comparison to $4.6 million in the first nine months of 2017, primarily due to higher interest rates offset by lower average debt levels.
The effective tax rate used to compute income tax expense from continuing operations was 172.1% in the first nine months of 2018, compared to 14.7% in the first nine months of 2017. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 22.4% for the first nine months of 2018 versus 37.2% in 2017 (see also Note (g) of the Notes to Financial Tables). The effective tax rates benefited from the U.S. Tax Cuts and Jobs Act enacted in December 2017, which, among other impacts, reduced the U.S. federal corporate income tax rate from 35% to 21% beginning in 2018. An explanation of additional significant differences between the effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2018 and 2017 will be provided in the Form 10-Q.

Tredegar’s approximately 20% ownership in kaleo, Inc. (“kaléo”), which is accounted for under the fair value method, was estimated at a value of $65.9 million at September 30, 2018, versus $54 million at December 31, 2017 and $68 million at June 30, 2018. The changes in the estimated fair value of the Company’s investment in kaléo, which are included in net income (loss) under GAAP, have consistently been excluded from net income from ongoing operations as shown in the reconciliation table in Note (a) of the Notes to the Financial Tables in this press release. Kaléo’s stock is not publicly traded. The Company’s valuation estimate is based on projection assumptions that have a wide range of possible outcomes. Ultimately, the true value of Tredegar’s ownership interest in kaléo will be determined if and when a liquidity event occurs.
CAPITAL STRUCTURE
Total debt was $91.0 million at September 30, 2018, compared to $152.0 million at December 31, 2017. Net debt (debt in excess of cash and cash equivalents) was $54.2 million at September 30, 2018, compared to $115.5 million at December 31, 2017. The decline in net debt includes the impact of U.S. federal income tax refunds received in the first nine months of 2018 of approximately $26 million. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See Note (f) of the Notes to the Financial Tables in this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:

•	loss or gain of sales to significant customers on which our business is highly dependent;

•	inability to achieve sales to new customers to replace lost business;

•	ability to develop, efficiently manufacture and deliver new products at competitive prices;

•	failure of our customers to achieve success or maintain market share;

•	failure to protect our intellectual property rights;

•	risks of doing business in countries outside the U.S. that affect our substantial international operations;

•	political, economic, and regulatory factors concerning our products;

•	uncertain economic conditions in countries in which we do business;

•	competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;

•	impact of fluctuations in foreign exchange rates;

•	a change in the amount of our underfunded defined benefit (pension) plan liability;

•	an increase in the operating costs incurred by our operating companies, including, for example, the cost of raw materials and energy;

•
inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;

•	disruption to our manufacturing facilities;

•	occurrence or threat of extraordinary events, including natural disasters and terrorist attacks;

•	an information technology system failure or breach;

•	volatility and uncertainty of the valuation of our cost-basis investment in kaléo;

•	the impact of the imposition of tariffs and sanctions on imported aluminum ingot used in our aluminum extrusions;

•	the impact of new tariffs or duties imposed as a result of rising trade tensions between the U.S. and other countries;

•	failure to establish and maintain effective internal control over financial reporting;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2017. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2017 sales of $961 million. With approximately 3,200 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Sales	$267,294	$247,121	$789,765	$715,494
Other income (expense), net (b)(c)(d)	(2,557)	34	11,532	38,055
	264,737	247,155	801,297	753,549

Cost of goods sold (b)	217,378	194,508	631,235	569,555
Freight	9,438	8,621	26,667	24,840
Selling, R&D and general expenses (b)	25,826	25,173	77,559	75,880
Amortization of intangibles	1,022	1,658	3,076	4,550
Pension and postretirement benefits	2,653	2,381	7,809	7,645
Interest expense	1,318	1,757	4,539	4,579
Asset impairments and costs associated with exit and disposal activities, net of adjustments (b)	1,209	361	1,799	653
Goodwill impairment charge (e)	46,792	—	46,792	—
	305,636	234,459	799,476	687,702
Income (loss) before income taxes	(40,899)	12,696	1,821	65,847
Income taxes (benefit)	(6,699)	4,422	3,135	9,667
Net income (loss)	$(34,200)	$8,274	$(1,314)	$56,180

Earnings (loss) per share:
Basic	$(1.03)	$0.25	$(0.04)	$1.71
Diluted	$(1.03)	$0.25	$(0.04)	$1.70

Shares used to compute earnings per share:
Basic	33,110	32,954	33,056	32,945
Diluted	33,110	32,954	33,056	32,952

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net Sales
PE Films	$76,470	$89,723	$252,177	$265,773
Flexible Packaging Films	33,725	26,628	90,466	79,925
Aluminum Extrusions	147,661	122,149	420,455	344,956
Total net sales	257,856	238,500	763,098	690,654
Add back freight	9,438	8,621	26,667	24,840
Sales as shown in the Condensed Consolidated Statements of Income	$267,294	$247,121	$789,765	$715,494

Operating Profit (Loss)
PE Films:
Ongoing operations	$4,145	$11,251	$26,857	$30,965
Plant shutdowns, asset impairments, restructurings and other (b)	(2,355)	(919)	(4,542)	(3,890)
Goodwill impairment charge (e)	(46,792)	—	(46,792)	—
Flexible Packaging Films:
Ongoing operations	3,609	(1,074)	6,617	(3,392)
Plant shutdowns, asset impairments, restructurings and other (b)	—	—	—	11,856
Aluminum Extrusions:
Ongoing operations	11,730	12,601	35,086	34,201
Plant shutdowns, asset impairments, restructurings and other (b)	(297)	(377)	(396)	(3,147)
Total	(29,960)	21,482	16,830	66,593
Interest income	6	42	290	171
Interest expense	1,318	1,757	4,539	4,579
Gain (loss) on investment in kaleo accounted for under fair value method (c)	(2,100)	—	11,900	24,800
Unrealized loss on investment property (d)	(186)	—	(186)	—
Stock option-based compensation costs	415	111	806	153
Corporate expenses, net (b)	6,926	6,960	21,668	20,985
Income (loss) before income taxes	(40,899)	12,696	1,821	65,847
Income taxes (benefit)	(6,699)	4,422	3,135	9,667
Net income (loss)	$(34,200)	$8,274	$(1,314)	$56,180

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Cash & cash equivalents	$36,776	$36,491
Accounts & other receivables, net	125,368	120,135
Income taxes recoverable	5,886	32,080
Inventories	92,800	86,907
Prepaid expenses & other	7,754	8,224
Total current assets	268,584	283,837
Property, plant & equipment, net	218,283	223,091
Investment in kaléo (cost basis of $7,500)	65,900	54,000
Identifiable intangible assets, net	37,142	40,552
Goodwill	81,404	128,208
Deferred income taxes	11,357	16,636
Other assets	8,266	9,419
Total assets	$690,936	$755,743
Liabilities and Shareholders’ Equity
Accounts payable	$128,034	$108,391
Accrued expenses	45,138	42,433
Total current liabilities	173,172	150,824
Long-term debt	91,000	152,000
Pension and other postretirement benefit obligations, net	89,227	98,837
Deferred income taxes	—	2,123
Other noncurrent liabilities	8,766	8,179
Shareholders’ equity	328,771	343,780
Total liabilities and shareholders’ equity	$690,936	$755,743

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(1,314)	$56,180
Adjustments for noncash items:
Depreciation	22,272	25,072
Amortization of intangibles	3,076	4,550
Goodwill impairment charge	46,792	—
Deferred income taxes	1,152	(104)
Accrued pension income and post-retirement benefits	7,809	7,645
(Gain)/loss on investment accounted for under the fair value method	(11,900)	(24,800)
(Gain)/loss on asset impairments and divestitures	185	50
Net (gain)/loss on sale of assets	(86)	412
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(13,020)	(16,925)
Inventories	(9,204)	(4,220)
Income taxes recoverable/payable	25,912	(603)
Prepaid expenses and other	(1,655)	129
Accounts payable and accrued expenses	29,452	8,674
Pension and postretirement benefit plan contributions	(7,182)	(4,642)
Other, net	705	2,093
Net cash provided by operating activities	92,994	53,511
Cash flows from investing activities:
Capital expenditures	(25,078)	(37,245)
Acquisition	—	(87,110)
Return of escrowed funds relating to acquisition earn-out	4,250	—
Proceeds from the sale of assets and other	1,108	121
Net cash used in investing activities	(19,720)	(124,234)
Cash flows from financing activities:
Borrowings	34,750	173,250
Debt principal payments	(95,750)	(91,250)
Dividends paid	(10,943)	(10,901)
Proceeds from exercise of stock options and other	1,004	695
Net cash provided by (used in) financing activities	(70,939)	71,794
Effect of exchange rate changes on cash	(2,050)	1,268
Increase (decrease) in cash and cash equivalents	285	2,339
Cash and cash equivalents at beginning of period	36,491	29,511
Cash and cash equivalents at end of period	$36,776	$31,850

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share from continuing operations as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income from ongoing operations for the three and nine months ended September 30, 2018 and 2017 is shown below:

(in millions, except per share data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017		2018	2017
Net income (loss) as reported under GAAP	$(34.2)	$8.3		$(1.3)	$56.2
After-tax effects of:
Losses associated with plant shutdowns, asset impairments and restructurings	2.0	0.3		2.6	0.9
(Gains) losses from sale of assets and other:
Unrealized (gain) loss associated with the investment in kaléo	1.6	—		(9.3)	(18.2)
Gain associated with the settlement of an escrow agreement	—	—		—	(11.9)
Income tax benefit associated with the write-off of the stock basis of a certain U.S. subsidiary	—	—		—	(8.1)
Other	1.0	0.8	—	2.9	4.7
Goodwill impairment charge	38.2	—		38.2	—
Net income from ongoing operations	$8.6	$9.4		$33.1	$23.6

Earnings (loss) per share as reported under GAAP (diluted)	$(1.03)	$0.25		$(0.04)	$1.70
After-tax effects per diluted share of:
Losses associated with plant shutdowns, asset impairments and restructurings	0.06	0.01		0.08	0.03
(Gains) losses from sale of assets and other:
Unrealized (gain) loss associated with the investment in kaléo	0.05	—		(0.28)	(0.55)
Gain associated with the settlement of an escrow agreement	—	—		—	(0.36)
Income tax benefit associated with the write-off of the stock basis of a certain U.S. subsidiary	—	—		—	(0.25)
Other	0.03	0.02		0.09	0.15
Goodwill impairment charge	1.15	—		1.15	—
Earnings per share from ongoing operations (diluted)	$0.26	$0.28		$1.00	$0.72
Reconciliations of the pre-tax and post-tax balances attributed to net income are shown in Note (g).
(b) Losses associated with plant shutdowns, asset impairments, restructurings and other items for continuing operations in the first nine months of 2018 and 2017 detailed below are shown in the statements of net sales and operating profit by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.
Plant shutdowns, asset impairments, restructurings and other items in the third quarter of 2018 include:

•
Pretax charges of $1.7 million associated with the shutdown of PE Films’ manufacturing facility in Shanghai, China, which consists of severance and other employee-related costs of $1.3 million ($0.2 million included in “Cost of goods sold” in the condensed consolidated statements of income), and accelerated depreciation of $0.4 million (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.4 million for professional fees associated with the Terphane Limitada worthless stock deduction and a market study for PE Films (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•	Pretax charges of $0.2 million for severance and other employee-related costs associated with restructurings in PE Films;

•
Pretax charges of $0.2 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.2 million related to expected future environmental costs at the aluminum extrusions manufacturing facility in Carthage, Tennessee (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•
Pretax charges of $0.1 million related to wind damage that occurred in the third quarter of 2018 at the aluminum extrusions manufacturing facility in Elkhart, Indiana (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other items in the first nine months of 2018 include:

•
Pretax charges of $2.4 million associated with the shutdown of PE Films’ manufacturing facility in Shanghai, China, which consists of severance and other employee-related costs of $1.7 million, accelerated depreciation of $0.5 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.2 million;

•
Pretax charges of $1.7 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.7 million for professional fees associated with the Terphane Limitada worthless stock deduction, the impairment of assets of Flexible Packaging Films, determining the effect of the new U.S. federal income tax law, and a market study for PE Films (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•	Pretax charges of $0.3 million for severance and other employee-related costs associated with restructurings in PE Films;

•
Pretax charges of $0.2 million related to expected future environmental costs at the aluminum extrusions manufacturing facility in Carthage, Tennessee (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•
Pretax charges of $0.1 million related to wind damage that occurred in the third quarter of 2018 at the aluminum extrusions manufacturing facility in Elkhart, Indiana (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other items in the third quarter of 2017 include:

•
Pretax charges of $0.7 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films of $0.6 million and by Bonnell of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income);

•	Pretax charges of $0.2 million associated with a business development project (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•	Pretax charges of $0.2 million associated with the consolidation of domestic PE Films’ manufacturing facilities (included in “Cost of goods sold” in the condensed consolidated statements of income);

•	Pretax charges of $0.2 million associated with the settlement of customer claims and other costs related to the previously shutdown aluminum extrusions manufacturing facility in Kentland, Indiana; and

•	Pretax charges of $0.1 million for severance and other employee-related costs associated with restructurings in PE Films.
Plant shutdowns, asset impairments, restructurings and other items in the first nine months of 2017 include:

•
Pretax income of $11.9 million related to the settlement of an escrow arrangement established upon the acquisition of Terphane in 2011 (included in “Other income (expense), net” in the condensed consolidated statements of income). In settling the escrow arrangement, the Company assumed the risk of the claims (and associated legal fees) against which the escrow previously secured the Company.  While the ultimate amount of such claims is unknown, the Company believes that it is reasonably possible that it could be liable for some portion of these claims, and currently estimates the amount of such future claims at approximately $1.0 million;

•
Pretax charges of $3.3 million related to the acquisition of Futura, i) associated with accounting adjustments of $1.7 million made to the value of inventory sold by Aluminum Extrusions after its acquisition of Futura (included in “Cost of goods sold” in the condensed consolidated statements of income), ii) acquisition costs of $1.5 million and, iii) integration costs of $0.1 million (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income), offset by pretax income of $0.7 million related to the fair valuation of an earnout provision (included in “Other income (expense), net” in the condensed consolidated statements of income);

•
Pretax charges of $3.5 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films of $3.0 million and by Aluminum Extrusions of $0.5 million (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax income of $0.5 million related to the explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, which includes the expected recovery of excess production costs of $0.6 million incurred in 2016 for which recovery from insurance carriers was not previously considered to be reasonably assured (included in “Cost of goods sold” in the condensed consolidated statements of income), partially offset by legal and consulting fees of $0.1 million (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $0.8 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of asset impairments of $0.1 million, accelerated depreciation of $0.2 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.5 million (included in “Cost of goods sold” in the condensed consolidated statements of income), offset by pretax income of $0.1 million related to a reduction of severance and other employee-related accrued costs;

•
Pretax charges of $0.4 million related to expected future environmental costs at the aluminum extrusions manufacturing facility in Carthage, Tennessee (included in “Cost of goods sold” in the condensed consolidated statements of income);

•	Pretax charges of $1.1 million associated with a business development project (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $0.4 million for severance and other employee-related costs associated with restructurings in PE Films ($0.1 million) and Corporate ($0.3 million) (included in “Corporate expenses, net” in the net sales and operating profit by segment table); and

•	Pretax charges of $0.2 million associated with the settlement of customer claims and other costs related to the previously shutdown aluminum extrusions manufacturing facility in Kentland, Indiana.
(c) An unrealized loss on the Company’s investment in kaléo of $2.1 million was recognized in the third quarter of 2018 and an unrealized gain of $11.9 million was recognized in the first nine months of 2018, compared to an unrealized gain of $24.8 million in the first nine months of 2017 (included in “Other income (expense), net” in the condensed consolidated statements of income). There was no change in the estimated fair value from June 30, 2017 to September 30, 2017, as appreciation in value from the discount rate for one quarter was offset by a change in the present value of projected cash flows versus prior projections. An unrealized loss on the Company’s investment in the Harbinger Capital Partners Special Situations Fund, L.P. of $0.2 million and $0.3 million was recognized in the third quarter and first nine months of 2018, respectively (included in “Other income (expense), net” in the condensed consolidated statements of income) (none in 2017).

(d) The Company recorded an unrealized loss on its investment property in Alleghany and Bath Counties, Virginia (included in “Other income (expense), net” in the condensed consolidated statements of income) of $0.2 million in the third quarter of 2018.
(e) During the third quarter of 2018, the Company performed a goodwill impairment analysis related to the Personal Care component of PE Films. This review was undertaken as a result of the loss of business from a key customer and revised projections for PE Films. Based on an evaluation of projections under various business planning scenarios, the Company concluded that the value of the Personal Care component of PE Films was less than the carrying value of the underlying working capital and long-lived net assets. The assessment resulted in a full write-off of the goodwill of $47 million associated with the acquisition of certain components of PE Films.

(f)	Net debt is calculated as follows:

(in millions)	September 30,	December 31,
	2018	2017
Debt	$91.0	$152.0
Less: Cash and cash equivalents	36.8	36.5
Net debt	$54.2	$115.5
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(g)
Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation of the pre-tax and post-tax balances attributed to net income from ongoing operations for the three and nine months ended September 30, 2018 and 2017 are shown below in order to show the impact on the effective tax rate:

(In Millions)	Pre-tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended September 30, 2018	(a)	(b)		(b)/(a)
Net income (loss) reported under GAAP	$(40.9)	$(6.7)	$(34.2)	16.4%
Losses associated with plant shutdowns, asset impairments and restructurings	2.1	0.1	2.0
(Gains) losses from sale of assets and other	3.2	0.6	2.6
Goodwill impairment charge	46.8	8.6	38.2
Net income from ongoing operations	$11.2	$2.6	$8.6	22.9%
Three Months Ended September 30, 2017
Net income reported under GAAP	$12.7	$4.4	$8.3	34.8%
Losses associated with plant shutdowns, asset impairments and restructurings	0.5	0.2	0.3
(Gains) losses from sale of assets and other	1.0	0.2	0.8
Net income from ongoing operations	$14.2	$4.8	$9.4	34.0%
Nine Months Ended September 30, 2018
Net income reported under GAAP	$1.8	$3.1	$(1.3)	172.1%
Losses associated with plant shutdowns, asset impairments and restructurings	2.8	0.2	2.6
(Gains) losses from sale of assets and other	(8.7)	(2.3)	(6.4)
Goodwill impairment charge	46.8	8.6	38.2
Net income from ongoing operations	$42.7	$9.6	$33.1	22.4%
Nine Months Ended September 30, 2017
Net income reported under GAAP	$65.8	$9.6	$56.2	14.7%
Losses associated with plant shutdowns, asset impairments and restructurings	1.4	0.5	0.9
(Gains) losses from sale of assets and other	(29.6)	3.9	(33.5)
Goodwill impairment charge	—	—	—
Net income from ongoing operations	$37.6	$14.0	$23.6	37.2%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com